Exhibit 3.5

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRANS-PORTE, INC.

The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Trans-Porte, Inc. (hereinafter referred to as the “Corporation”) which was filed originally on June 6, 1990 pursuant to the provisions of the General Corporation Law of the State of Delaware, does make and file this Amended and Restated Certificate of Incorporation and does hereby certify as follows:

FIRST: The name of the corporation is Trans-Porte, Inc.

SECOND: The registered office of the Corporation is located at 32 Loockerman Square, Suite L-100, City of Dover, State of Delaware, 19901. The name of its registered agent is The Prentice-Hall Corporation System, Inc., whose address is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, Delaware, 19901.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares that the Corporation shall have authority to issue is one hundred (100) shares of common stock, without par value, with such rights and preferences as shall be designated by the Board of Directors from time to time.

FIFTH: The holders of Shares of the Corporation’s Stock shall not have any preemptive rights to acquire any unissued shares of its stock.

SIXTH: The election of directors need not be by written ballot unless the by-laws so provide.

SEVENTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal by-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No modifications or repeal of the provisions of this Article shall adversely affect any right or protection of any director of the Company existing at the date of such modification or repeal or create any liability or adversely affect any such right or protection of any acts or omissions of such director occurring prior to such modification or repeal.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

This Amended and Restated Certificate of incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, I, the undersigned, being a duly elected officer of the Corporation, hereby declare and certify that the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of February, 1995.

ATTEST:		TRANS- PORTE, INC.

By:	/s/ Ilene G. Kanfer	By:	/s/ James L. Miller
Name:	Ilene G. Kanfer	Name:	James L. Miller
Title:	Assistant Secretary	Title:	President